Exhibit 99.1
FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES 2013 SECOND QUARTER FINANCIAL RESULTS

Q2 2013 OVERVIEW

•	Revenue of $11.0 million compared to $13.2 million in Q2 2012.

•	GSE recorded a one-time, non-cash goodwill impairment charge of $4.5 million and a non-cash write-down of capitalized software development costs of $2.2 million in Q2 2013.

•	Operating loss of $8.0 million (including non-cash charges) compared to operating income of $0.6 million in Q2 2012. Excluding these two non-cash items, Q2 2013 operating loss was $1.3 million.

•	Net loss of $8.2 million (including non-cash charges) compared to net income of $0.2 million in Q2 2012. Excluding non-cash charges, net loss was $1.6 million.

•	EBITDA of $(1.4) million compared to EBITDA of $0.5 million in Q2 2012.

At June 30, 2013

•	Total cash and equivalents of $21.1 million, or $1.16 per diluted share

•	Working capital of $26.3 million

•	$0 long-term debt

•	Backlog of $39.0 million

Sykesville, MD – August 14, 2013 - GSE Systems, Inc. (“GSE” or “the Company”) (NYSE MKT: GVP), a global energy services solutions provider, today announced financial results for the quarter ended June 30, 2013.

Jim Eberle, Chief Executive Officer of GSE, commented, “Our results for Q2 2013 were materially impacted by a decline in revenue caused by delays in customers’ decisions with respect to in excess of $17.0 million of potential orders and, more significantly, $6.6 million of one-time, non-cash charges.  We believe decisions on a number of projects that were delayed from the first half of 2013 will be made in the second half of 2013 and the first quarter of 2014.  We have taken appropriate actions by reducing staff and operating expenses that we believe will produce annualized savings of approximately $1.0 million.  We believe that the combination of expected new orders and cost savings will produce an improvement in the third quarter of 2013 and a return to profitability in the fourth quarter of 2013.  If the expected new orders do not occur on a timely basis, we are prepared to take additional measures to return to profitability.  We ended the quarter with a very strong balance sheet, including cash and equivalents of $21.1 million, or $1.16 per diluted share, working capital of $26.3 million, and no long-term debt.  Reflecting the long-term optimism we have for our business, we repurchased 216,399 shares of our common stock in Q2 2013 and expect to remain in the market on a go forward basis.

“Based on the last several quarters, it is clear that some nuclear customers and governments have paused, slowed, and in some cases canceled nuclear related capital projects.  This is mainly the result of three issues:  the impact of the Fukushima disaster in March 2011, the overall sluggishness of the world economy, and the very low natural gas prices.  Thus the Company is focusing on nuclear simulation business in those areas of the world where nuclear energy will be expanding, selling its Post-Fukushima solution products PSA-HDTM and DesignEPTM, and ControlSimTM which helps with the design and testing of new plants and modifications.”

Q2 2013 RESULTS

Q2 2013 revenue declined 16.3% to $11.0 million from $13.2 million in Q2 2012. Higher revenue from the $36.0 million Slovakia simulator project in Q2 2013 ($2.5 million) compared to Q2 2012 ($0.5 million) was offset by a $2.0 million decline in revenue from nuclear simulation projects in Japan and Germany.  The Slovakia simulator project is expected to be substantially completed in Q1 2014.  In addition, in Q2 2012 the Company completed two significant nuclear simulation projects:  one was for a full scope AGR replacement simulator with a British utility, the other was for significant upgrades to a Ukrainian simulator.  These projects generated revenue of $1.4 million in Q2 2012.

Gross profit in Q2 2013 was $0.6 million, or 5.8% of revenue, as compared to $4.5 million, or 33.9% of revenue, in Q2 2012.  Gross profit for Q2 2013 included a $2.2 million, one-time, non-cash charge to write-down certain capitalized software development costs.  Excluding this charge, gross profit in Q2 2013 was $2.8 million, or 25.5% of revenue.

The decline in gross profit was largely driven by the higher percentage of revenue associated with the Slovakian project in Q2 2013 (22.4%) as compared to the percentage of revenue from the Slovakian project in Q2 2012 (4.2%)  Revenue from the Slovakia project has a substantially lower gross profit margin than GSE’s normal gross profit margin due to an inordinate amount of hardware being supplied.

Operating loss for Q2 2013 was $8.0 million compared to operating income of $560,000 in Q2 2012.  Excluding the above-referenced one-time, non-cash charges of $6.6 million, the operating loss for Q2 2013 was $1.3 million in line with Q1 2013, primarily resulting from lower total revenue and revenue mix.

Net loss for Q2 2013 was $8.2 million, or $0.45 per basic and diluted share, compared to net income of $158,000, or $0.01 per basic and diluted share, in the same period last year.   Excluding the $6.6 million in one-time, non-cash charges, the net loss for Q2 2013 would have been $1.6 million, or $0.09 per diluted share.

The EBITDA (Earnings before interest, taxes, depreciation and amortization, plus other one-time items) loss for Q2 2013 was ($1.4 million) compared to EBITDA of $0.5 million in Q2 2012.

Backlog at June 30, 2013 was $39.0 million compared to $51.9 million at December 31, 2012.

GSE’s cash position at June 30, 2013 was $21.1 million, excluding $2.2 million of restricted cash up from $18.7 million at March 31, 2013.

CONFERENCE CALL

Interested parties may participate in the call by dialing:
•	(877) 407-9753 (Domestic) or
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/IC/CEPage.asp?ID=171333

ABOUT GSE SYSTEMS, INC.

GSE Systems, Inc. is a world leader in real-time high-fidelity simulation, providing a wide range of simulation, training and engineering solutions to the energy and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations. GSE’s products and services are tailored to meet specific client requirements such as scope, budget and timeline. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys, Georgia; Madison, New Jersey; Cary, North Carolina; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; Glasgow, UK; and Beijing, China. Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Jim Eberle	Devin Sullivan
Chief Executive Officer	Senior Vice President
GSE Systems Inc.	(212) 836-9608
(410) 970-7950	dsullivan@equityny.com

Thomas Mei
Associate
(212) 836-9614
tmei@equityny.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)		(unaudited)
	Three Months ended		Six Months ended
	June 30,		June 30,
	2013	2012	2013	2012

Contract revenue	$11,034	$13,183	$23,417	$26,572
Cost of revenue	8,219	8,713	17,521	18,183
Write-down of capitalized software development costs	2,174	-	2,174	-

Gross profit	641	4,470	3,722	8,389

Selling, general and administrative	3,946	3,694	8,111	7,180
Goodwill impairment loss	4,462	-	4,462	-
Depreciation	146	138	299	275
Amortization of definite-lived intangible assets	52	78	104	156
Operating expenses	8,606	3,910	12,976	7,611

Operating income (loss)	(7,965)	560	(9,254)	778

Interest income, net	24	34	63	85
Gain (loss) on derivative instruments	(410)	(384)	(143)	16
Other income (expense), net	94	93	(11)	179

Income (loss) before income taxes	(8,257)	303	(9,345)	1,058

Provision (benefit) for income taxes	(58)	145	9	370

Net income (loss)	$(8,199)	$158	$(9,354)	$688

Basic income (loss) per common share	$(0.45)	$0.01	$(0.51)	$0.04
Diluted income (loss) per common share	$(0.45)	$0.01	$(0.51)	$0.04

Weighted average shares outstanding - Basic	18,299,108	18,391,988	18,320,653	18,398,790
Weighted average shares outstanding - Diluted	18,299,108	18,489,690	18,320,653	18,495,693

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data
	(unaudited)
	June 30, 2013	December 31, 2012

Cash and cash equivalents	$21,091	$22,386
Restricted cash - current	979	743
Current assets	45,736	50,057
Long-term restricted cash	1,177	1,192
Total assets	51,665	62,564

Current liabilities	$19,459	$20,275
Long-term liabilities	776	1,459
Stockholders' equity	31,430	40,830

EBITDA Reconciliation

EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”).  Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended		Six Months ended
	June 30,		June 30,
	2013	2012	2013	2012

Net income (loss)	$(8,199)	$158	$(9,354)	$688
Interest income, net	(24)	(34)	(63)	(85)
Provision (benefit) for income taxes	(58)	145	9	370
Write-down of capitalized software development costs	2,174	-	2,174	-
Depreciation and amortization	198	216	403	431
Goodwill impairment loss	4,462	-	4,462	-
EBITDA	$(1,447)	$485	$(2,369)	$1,404